                                                                   Exhibit 10.40

        [Letterhead of First Allmerica Financial Life Insurance Company]

                                                               November 19, 2001

Eric A. Simonsen

Dear Eric:

      You and First Allmerica Financial Life Insurance Company (the "Company") have agreed to terminate your employment relationship pursuant to the terms and conditions set forth below.

1. Resignation. Effective as of October 1, 2001 you will resign as an officer of the Company and as an officer and/or director of any subsidiary or affiliate of the Company. Your resignation will be in accordance with Exhibit A. Your resignation will not adversely affect your employment status as set forth in paragraph 2 below.

2. Paid/Unpaid Leave. At the close of business on September 28, 2001, you will be placed in paid leave of absence status. This status will continue until October 26, 2001. You are not required to sign this agreement to receive this four week paid leave of absence.

      If you accept the terms and conditions of this Letter Agreement your paid leave will be extended pursuant to the terms of this Letter Agreement up to April 1, 2002. During your paid leave of absence you will continue to receive your current base compensation of $450,000 per year, payable bi-weekly, and the fringe benefits set forth on Exhibit B. It shall be noted that after September 28, 2001 you will not be eligible for vacation accrual, to participate in the Group Disability Plans or the Group Accidental Death Plan. (This status is hereinafter referred to as "Paid Leave"). Your receipt of the benefits set forth in Exhibit B or your participation in the Plans set forth in Exhibit B shall be in accordance with the Plan provisions that govern such benefits or the provisions as such may exist from time to time.

      At the close of business on the last day of your Paid Leave, your employment status will be changed from Paid Leave to unpaid leave (as defined below). If you commence new employment (as said term is defined below) during your Paid Leave, your employment status will be changed from Paid Leave to an unpaid leave. During your unpaid leave you will receive no compensation or benefits. (This status is hereinafter referred to as "Unpaid Leave"). Your Unpaid Leave will continue until April 1, 2003 unless terminated earlier by the Company pursuant to the terms of this Letter Agreement for a violation of the provisions of Sections 8, 9, 10 and/or 11.

Eric A. Simonsen
November 19, 2001
Page 2


      In Paid Leave or Unpaid Leave, you will still be a Participant as said term is defined in the Allmerica Financial Corporation Amended Long-Term Stock Incentive Plan (the "Stock Plan"). As a Participant in the Stock Plan your rights and benefits are subject to the terms and conditions of the Stock Plan as they exist or may exist from time to time. A list of the stock options and restricted stock granted to you is set forth in Exhibit C. On your termination date (as defined below), all vested but unexercised options, all unvested options and all shares of Allmerica Financial Corporation which are restricted on your termination date shall lapse and you shall have no further right to such options or shares.

      If your Paid Leave ends because the date April 1, 2002 is reached or because of new employment or your death, the Company will pay you, or in the event of your death your beneficiary, within thirty (30) days after your Paid Leave ends, Four Hundred Fifty Thousand Dollars ($450,000) LESS the amount you received while you were in Paid Leave. New employment shall mean full-time employment wherein you are eligible for group medical benefits, providing consulting services on a full-time basis or engaging on a full-time basis in a sole proprietorship or partnership. Full-time basis shall mean an average of thirty (30) hours or more a week.

      In the event there is a material violation of any provision(s) in paragraphs 8 and/or 11 which is not cured as set forth below or any violation of the provisions in paragraph(s) 9 and/or 10 , the Company may, in its sole discretion, terminate your employment status and stop making payment due you under the provisions of this Letter Agreement and may, in the event of a violation of the provisions in paragraph(s) 9 and/or 10, demand the return of payment(s) made to you under the terms of this paragraph prior to your violation of the provisions in paragraphs 9 and/or 10 as follows:

      a) If you violate the provisions of paragraph 9 on or before April 1, 2005, the Company may demand a return of all payments made to you under the provisions of this Letter Agreement; and/or;

      b) If you violate the provisions of paragraph 10 on or before your Paid Leave ends, the Company may demand a return of all payments made to you under the provisions of this Letter Agreement.

      In the event you materially violate the provisions of paragraph(s) 8 and/or 11, the Company shall have no right to demand a return of payments made to you under the provisions of this Letter Agreement prior to the date of your material violation. In the event you materially violate the provisions of paragraph(s) 8 and/or 11, the Company also agrees to give you notice of such violation and allow you thirty (30) days to correct, rectify and/or eliminate any such violation.

Eric A. Simonsen
November 19, 2001
Page 3


      In the event of your death, any monies due to you pursuant to the terms of this paragraph shall be paid to the beneficiary you have designated prior to your death, or if there is no such designation, then to your estate. In the event of your death prior to your Termination Date, all options held by you, regardless of whether then exercisable, shall vest and will be exercisable by your beneficiary or legal representative for up to three years following your death, but in no event beyond the date the options otherwise expire. Notwithstanding the foregoing, you hereby agree that the 4,000 options that would vest on February 21, 2004 and are a portion of the grant you received on February 21, 1999 are hereby rescinded and you agree that you shall have no further right or claim to such options as of the date this agreement becomes effective. The restricted stock you received on February 21, 1999 and March 10, 2000 shall also vest in the event of your death. However, the restricted stock you received on March 16, 2001 shall not vest and you hereby agree that those shares shall be returned to the Company when this agreement becomes effective and you acknowledge and agree that your interest in these shares shall be extinguished as of said date.

      During your Paid Leave or until April 1, 2002, if later, you agree to be generally available to respond to questions and/or inquiries and provide other information concerning matters that were within the scope of your responsibility and to cooperate to ensure a smooth transition. It is anticipated that most matters can be addressed through phone calls and/or e-mails. Certain matters, however, may require meetings at mutually acceptable times and places.

      Unless your employment is terminated earlier for a material violation of the provisions in paragraph(s) 8 and/or 11 or any violation of the provisions of paragraph(s) 9 and/or 10, your employment will terminate when your Unpaid Leave ends, namely, April 1, 2003. This will be your Termination Date.

3. Other Entitlements. The Company will also pay you, on or around the date this agreement becomes effective, any unused vacation days which you are entitled to as of September 28, 2001. Signing this agreement is not required for you to receive this payment. The Company's records reflect that you are entitled to eight (8) vacation days as of September 28, 2001.

      In addition, you are entitled to the benefits set forth in Exhibit D. These benefits are not subject to forfeiture if you materially violate any of the provisions in Section(s) 8 and/or 11 or if you violate any of the provisions in Section(s) 9 and/or 10. The Company also acknowledges that you are entitled to be indemnified pursuant to the terms of Section 8 of the Company's By-Laws as such provision may exist from time to time. Such indemnification shall cover matters arising from your having been an officer of the Company.

4. Outplacement. The Company will provide you, at its cost, with executive outplacement from a mutually acceptable outplacement firm. This outplacement will continue until you commence new employment. If you materially violate the provisions of paragraph(s) 8 and/or

Eric A. Simonsen
November 19, 2001
Page 4


11 and such violation is not cured as set forth in paragraph 2 above or if you violate the provisions of paragraph(s) 9 and/or 10, you shall no longer be entitled to this benefit as of the date of such violation. Under current Internal Revenue Service guidelines, the value of this benefit is not considered taxable income to you.

5. 2001 Incentive Compensation. You acknowledge and agree that you will not receive a Short-Term Incentive Compensation award for 2001.

6. Release. In consideration of the Company's agreement as set forth herein, you hereby knowingly and voluntarily release Allmerica Financial Corporation ("AFC"), its subsidiaries and affiliates including, but not limited to, the Company, its and their present, current and former officers, directors, employees, agents and their successors and assigns (collectively "Releasees") from any and all liabilities, demands, debts, damages, suits, covenants, agreements, contracts, benefits, promises, claims including, but not limited to, claims for payment(s) under the Company's 2001 Short Term Incentive Compensation Plan, and rights or benefits, if any, after your Termination Date in connection with stock options and restricted stock received from the Stock Plan including, but not limited to, the 18,000 shares of Restricted Stock you received on March 16, 2001 from the Stock Plan and rights or benefits under the AFC Employment Continuity Plan and claims arising under the Title VII of the Civil Rights Act of 1964, as amended, including, but not limited to, any and all claims which you may have for age, race or sex discrimination and rights or claims arising under the Age Discrimination in Employment Act, the Fair Labor Standards Act, the American with Disabilities Act, the Family and Medical Leave Act and claims, if any, for wrongful termination or any claim arising out of or in any way relating to your employment with the Company. However, this Release shall not affect any obligations of the Company made pursuant to the terms of this Letter Agreement.

In addition, this Release does not waive any rights or claims that arise after the date this Release is executed or the right to assist the Massachusetts Commission Against Discrimination in its investigation of any claim of discrimination against the Company.

THE FOREGOING MEANS THAT BY SIGNING THIS LETTER AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST ALLMERICA FINANCIAL CORPORATION, THE COMPANY, OR ANY OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS LETTER AGREEMENT, AND THAT YOU WILL HAVE RELEASED THE RELEASEES OF ANY AND ALL CLAIMS OF ANY NATURE ARISING ON OR BEFORE THE DATE OF THE SIGNING OF THIS LETTER AGREEMENT. HOWEVER, THIS RELEASE DOES NOT WAIVE ANY RIGHTS OR CLAIMS THAT ARISE AFTER THE DATE THIS RELEASE IS EXECUTED.

Eric A. Simonsen
November 19, 2001
Page 5


6A. Company Statement. Without having made any specific inquiry, the Company does hereby state that as of the date of this Letter Agreement the Company is not aware of any claims it may have against you.

7. Consent to Removal. You hereby agree to consent to be removed as a participant in the Allmerica Financial Corporation Employment Continuity Plan effective as of October 1, 2001.

8. Confidentiality. The terms and conditions of this Letter Agreement shall be held in confidence by the Company and by you, except as may be required by law, by state or federal tax or regulatory agencies, by an order of a court of competent jurisdiction, or as may be necessary by either party in connection with the enforcement of the terms hereof.

      You agree not to directly or indirectly discuss with or provide information to the news media, legislative or regulatory bodies, the brokerage, financial or insurance communities, current employees or officers of the Company, or in any form of communication reveal, in any way, information which is detrimental to the best interest of Allmerica Financial Corporation, its subsidiaries and its/their directors, officers and employees.

      The Company agrees not to directly or indirectly discuss with or provide information to the news media, legislative or regulatory bodies, the brokerage, financial or insurance communities, current employees or officers of the Company, or in any form of communication reveal, in any way, information which is detrimental to your best interest.

9. Non-Solicitation. You acknowledge that you are currently subject to the terms and conditions of certain Non-Solicitation Agreements. These Agreements are between you and Allmerica Financial Corporation ("AFC") and are dated December 7, 1996 (the "December Agreement") and April 4, 1997 (the "April Agreement"). You hereby acknowledge and agree that the non-solicitation period on the April Agreement and the December Agreement is a period of two years after the termination of your employment.

10. Non-Compete. You agree, for the period that you are in Paid Leave, that you will not directly or indirectly own, operate, join, control, participate in or be connected as an officer, director, employee, partner, stockholder, consultant or otherwise with any business or entity which competes with the business of the Company (or its successor or assigns) as such business is now constituted. Notwithstanding the foregoing, you may own up to one percent of the outstanding amount of stock of any company and such ownership shall be not be construed as a violation of the terms and conditions of this paragraph. Similarly, you may seek and accept full time employment which, once commenced, will end the Paid Leave period, and such activity shall not be considered as a violation of the terms and conditions of this paragraph.

Eric A. Simonsen
November 19, 2001
Page 6


      You and the Company are of the belief that the period of time and the area herein specified are reasonable in view of the nature of the business in which the Company is engaged and proposes to engage and your knowledge of this business. However, if such period or such area should be adjudged unreasonable at any proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion or such area or both as are deemed unreasonable so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

11. Proprietary Information. You acknowledge that your position with the Company has been one of high trust and confidence and that in the course of your services to the Company you have had access to and contact with Proprietary Information. You agree not to disclose to others, or use for your benefit or the benefit of others, any Proprietary Information. For purposes of this Agreement, Proprietary Information shall mean confidential information concerning the business, prospects, and goodwill of AFC, the Company and/or its subsidiaries including, by way of illustration and not limitation, all non-public information (whether or not patentable and whether or not copyrightable) owned, possessed or used by AFC, the Company and/or its subsidiaries including, without limitation, any vendor information, policyholder information, potential policyholder lists, trade secrets, new product information, technical data, computer programs, software, software documentation, software development, marketing or business plans, unpublished financial information, budgetary/price/cost information or agent, broker, employee or insured lists.

12. Remedies. You acknowledge that any material breach of the provisions of section(s) 8 and/or 11 or any breach of the provisions of section(s) 9 and/or 10 of this Letter Agreement shall result in serious and irreparable injury to the Company and/or its subsidiaries or affiliates for which the Company cannot be adequately compensated by monetary damages alone. You agree, therefore, that in addition to any other remedy which it may have, the Company shall be entitled to specific performance for a material breach of Section(s) 8 and/or 11 or any breach of section(s) 9 and/or 10 of this Letter Agreement by you and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

13. Advice of Counsel. You acknowledge that you have been advised by the Company to consult with an attorney prior to executing this Letter Agreement and that you have been given at least twenty-one (21) days in which to consider this agreement. You acknowledge that you were given an earlier version of this agreement on September 26, 2001.

14. Revocation Period. Upon your execution of this Letter Agreement, you shall have seven days in which you may revoke this agreement. In addition, this agreement will not become effective or enforceable until this revocation period has elapsed.

15. Withholding. You acknowledge that any payments made pursuant to this agreement will be subject to appropriate federal and state withholding in the year in which paid.

Eric A. Simonsen
November 19, 2001
Page 7


16. Arbitration. If any dispute shall arise between you and the Company with reference to the interpretation of this agreement or the rights of either party with respect to any transaction under this Letter Agreement, the dispute shall be referred to an arbitrator mutually acceptable to you and the Company. In the event we do not agree on the selection of the arbitrator within thirty (30) days, then the arbitrator shall be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

      The arbitration shall take place in the Commonwealth of Massachusetts and the arbitration proceedings are to be governed by the rules of the American Arbitration Association and the Massachusetts Arbitration law. The decision of the arbitrator shall be final and binding upon both you and the Company and judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof.

      The expense of arbitrator and of the arbitration shall be equally divided between you and the Company. Arbitration is the sole remedy for disputes arising under this Letter Agreement.

17. Successors and Assigns. This Letter Agreement shall be binding upon you, your heirs, executors, administrators and assigns and upon the Company, its successors and assigns.

                                               Very truly yours,

                                               FIRST ALLMERICA FINANCIAL
                                               LIFE INSURANCE COMPANY


                                           By: /s/ Bruce C. Anderson
                                               ----------------------
                                               Vice President

Accepted: 12/05/ 2001

I knowingly understand and voluntarily agree to and accept the terms and conditions set forth herein.


/s/ Eric A. Simonsen
--------------------
Eric A. Simonsen

Date: 11/26/01
      --------

This agreement shall not be effective or enforceable until seven days following its execution and may be revoked by Eric A. Simonsen prior to its effective date.